Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT is made as of this 17th day of September, 2018, by and between Riot Blockchain, Inc., a Nevada corporation ("Riot"), RiotX Holdings, Inc., a Delaware corporation ("RiotX"), and goNumerical Ltd., a Canadian corporation ("Coinsquare").  Riot, RiotX, and Coinsquare may be referred to individually as a "Party" and, collectively, as the "Parties."

RECITALS

WHEREAS, the Parties entered into a Software License and Services Agreement, dated August 30, 2018 (together with all schedules thereto, the "License Agreement");

AND WHEREAS, as consideration for the License Agreement, Riot entered into a Subscription Agreement with Coinsquare, dated August 31, 2018, pursuant to which 450,000 shares of Riot's common stock were issued to Coinsquare (together with all addenda and amendments thereto, "Riot Subscription Agreement");

AND WHEREAS, as consideration for the License Agreement, RiotX entered into a Subscription Agreement with Coinsquare pursuant to which 549,390 shares of RiotX's common stock were to be issued to Coinsquare (together with all addenda and amendments thereto, "RiotX Subscription Agreement");

AND WHEREAS, the Parties now desire and intend to terminate the License Agreement, the Riot Subscription Agreement and the RiotX Subscription Agreement (collectively the "Terminating Agreements"), effective September 13, 2018 ("Effective Date"), upon the following terms and conditions;

AND WHEREAS, the Parties now wish to generally release all claims related to, involving or arising out of the Terminating Agreements against each other consistent with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Parties agree as follows:

1. Recitals.  The Recitals form an integral and substantive part of the Agreement and are incorporated herein.
2. Termination.  The Parties acknowledge and agree that the Terminating Agreements, including all amendments, schedules, exhibits, and addenda thereto, and any and all oral agreements between the Parties shall be terminated as of the Effective Date.  The Parties further agree to waive any written notice requirements in the License Agreement.

3. Return of Riot Common Stock.  Within seven (7) business days after the Effective Date, Coinsquare shall take all necessary steps to and shall return to Riot the 450,000 shares of Riot's common stock that were issued pursuant to the Riot Subscription Agreement.
4. Coinsquare Release. Coinsquare, on behalf of itself and its past and present agents, directors, officers, employees, shareholders, members, managers, insurers, representatives, attorneys, vendors, independent contractors, guarantors, predecessors, successors and assigns, parents and subsidiaries, hereby fully, finally, and unconditionally release and forever discharges Riot and RiotX and each of their past and present agents, directors, officers, employees, shareholders, members, managers, insurers, representatives, attorneys, vendors, independent contractors, guarantors, predecessors, successors and assigns, parents and subsidiaries, from any and all claims, rights, actions, complaints, demands, causes of action, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys' fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, fixed or contingent, which Coinsquare ever had, now has, or may claim to have, from the beginning of time through the moment Coinsquare executes this Agreement, from or relating to, arising out of or involving the Terminating Agreements, provided that this release shall not apply to any of the undertakings of the Parties under this Agreement.
5. Riot and RiotX Release. Riot and RiotX, on behalf of themselves and their respective past and present agents, directors, officers, employees, shareholders, members, managers, insurers, representatives, attorneys, vendors, independent contractors, guarantors, predecessors, successors and assigns, parents and subsidiaries, hereby fully, finally, and unconditionally release and forever discharge Coinsquare, including its past and present agents, directors, officers, employees, shareholders, members, managers, insurers, representatives, attorneys, vendors, independent contractors, guarantors, predecessors, successors and assigns, parents and subsidiaries, from any and all claims, rights, actions, complaints, demands, causes of action, obligations, promises, contracts, agreements, controversies, suits, debts, expenses, damages, attorneys' fees, costs and liabilities of any nature whatsoever, whether or not now known, suspected or claimed, matured or unmatured, fixed or contingent, which Riot and RiotX ever had, now have, or may claim to have, from the beginning of time through the moment Riot and RiotX executes this Agreement, from or relating to, arising out of or involving the Terminating Agreements, provided that this release shall not apply to any of the undertakings of the Parties under this Agreement.
6. Covenant Not to Sue.
a. Excepting only claims to enforce any term or provision of this Agreement, Coinsquare covenants and agrees that it will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute (or, except as required by law, in any way knowingly aid or assist any other entity or person in the initiation, maintenance or prosecution of) any claim, demand or cause of action at law or otherwise against Riot and RiotX and each of their past and present agents, directors, officers, employees, shareholders, members, managers, insurers, representatives, attorneys, vendors, independent contractors, guarantors, predecessors, successors and assigns, parents and subsidiaries, in any court, administrative or governmental body or tribunal, or alternative dispute resolution forum, for damages, loss or injury of any kind arising from, related to, or in any way connected to the Terminating Agreements.  For purposes of this paragraph, "aid or assist any other entity or person" shall include, but not be limited to, providing any information, documents or data or referring any person who may provide any information, documents or data. In the event of a breach of this section of this Agreement, the prevailing party shall recover the reasonable attorneys' fees and costs incurred by such party in connection with the breach, including, but not limited to, (i) attorneys' fees and costs incurred in defense of any claim asserted in contravention of this section of the Agreement; and (ii) any lost profit or consequential damages.  This Section of this Agreement shall not merge with or into any judgment on this Agreement but shall survive.

b. Excepting only claims to enforce any term or provision of this Agreement, Riot and RiotX covenant and agree that they will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute (or, except as required by law, in any way knowingly aid or assist any other entity or person in the initiation, maintenance or prosecution of) any claim, demand or cause of action at law or otherwise against Coinsquare, including its past and present agents, directors, officers, employees, shareholders, members, managers, insurers, representatives, attorneys, vendors, independent contractors, guarantors, predecessors, successors and assigns, parents and subsidiaries, in any court, administrative or governmental body or tribunal, or alternative dispute resolution forum, for damages, loss or injury of any kind arising from, related to, or in any way connected to the Terminating Agreements.  For purposes of this paragraph, "aid or assist any other entity or person" shall include, but not be limited to, providing any information, documents or data or referring any person who may provide any information, documents or data. In the event of a breach of this section of this Agreement, the prevailing party shall recover the reasonable attorneys' fees and costs incurred by such party in connection with the breach, including, but not limited to, (i) attorneys' fees and costs incurred in defense of any claim asserted in contravention of this section of the Agreement; and (ii) any lost profit or consequential damages. This Section of this Agreement shall not merge with or into any judgment on this Agreement but shall survive.
7. Non-Admission. This Agreement shall not constitute or operate as an acknowledgement or admission of any kind by any Party that it individually or in combination has breached any legal obligation of any kind to anyone or otherwise violated the law in any way.

8. Non-Disparagement. Each of the Parties covenants and agrees that it will not make any disparaging or derogatory statement, orally or in writing, to any person or entity, including but not limited to any customer, shareholder, supplier, vendor, media outlet, industry group, financial institution, or governmental agency, regarding the other Party, its officers, directors, employees, agents or representatives, or about such other Party's business affairs or financial condition.

9. Provisions that Survive Termination. Each Party acknowledges and agrees that various provisions of the Terminating Agreements survive termination and are set forth in Section 24(f) of the License Agreement.

10. Filings.  Coinsquare acknowledges and understands that as a result of this Agreement, Riot may have to make certain filings as are required to be made under the Securities Act of 1933, the Securities Exchange Act of 1934 and the regulations promulgated thereunder, as well as any applicable stock exchange rule or other federal or state securities law and that such filings may need to disclose this Agreement and its terms.  Coinsquare agrees that nothing in this Agreement or in any of the provisions of the Terminating Agreements that survive termination (other than the confidentiality provision in the License Agreement) limit, restrict or preclude Riot's ability to make any filing that may be required under the referenced laws and regulations.

11. Publicity.  Consistent with paragraph 20 of the License Agreement, none of the Parties may issue a press release or other public announcement concerning the termination of any or all of the Terminating Agreements without first providing the other Parties with a draft of the press release or public announcement and obtaining written consent prior to publication.  This Section does not apply to any filing that Riot may be required to make as set forth in Section 10 above.

12. Voluntary Agreement; Advice of Counsel; No Duress. The Parties have read this Agreement, have each consulted with counsel regarding this Agreement, and have signed this Agreement voluntarily and freely with a complete understanding of its terms. The Parties hereby expressly waive any claim for duress.

13. Reliance; Risk of New Facts; Waiver of Fraud in the Inducement. The Parties have read this Agreement, have each consulted with counsel regarding this Agreement, and have signed this Agreement relying only upon their own judgment and not upon any representation by any other party or person. The Parties intend that this Agreement shall be conclusive and final as to the disputes between them and that this Agreement shall not be set aside on any basis. Each Party acknowledges that it or its attorney may hereafter discover facts different from or in addition to the facts which such Party or its attorney now knows or believes to be true, but it is the intention of the Parties to fully, finally, absolutely, and forever settle any, and all claims, disputes and differences which do now exist or heretofore have existed between them relating to, arising out of or involving the Termination Agreements and in furtherance of such intention the releases herein given shall be and remain in effect as full and complete general releases relating to, arising out of or involving the Termination Agreements notwithstanding the discovery of any such different or additional facts. For the avoidance of doubt, except with regard to representations specifically set forth in this Agreement, the Parties expressly and unconditionally waive any claim, under the law of any jurisdiction, for fraud in the inducement with respect to this Agreement or any other species of fraud, irregularity or mistake that would otherwise allow either Party to set aside or rescind this Agreement.

14. Capacity and Authority. The Parties represent and warrant that the persons signing this Agreement are authorized to execute this Agreement on their behalf and to bind each Party to the terms of this Agreement. The undersigned persons executing this Agreement similarly represent and warrant that, to the best of their knowledge, they are authorized to execute this Agreement on behalf of their respective Parties.

15. Enforcement; Waiver of Trial by Jury. If any action, of any kind, is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys' fees and costs, at all levels, including appeals. The Parties hereby waive trial by jury in any action or proceeding arising out of or in any way pertaining to this Agreement.  This paragraph shall survive any judgment on this Agreement and shall not merge into any judgment on this Agreement.

16. Counterparts. This Agreement may be executed by any number of counterparts and by different parties hereto and separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Executed signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Any Party hereto may execute and deliver a counterpart of this Agreement by delivery by facsimile or other electronic transmission of a signature page of this Agreement signed by such Party, and any such facsimile or electronic signature shall be treated in all respects as having the same effect as having an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
GONUMERICAL LTD

By: /s/Cole Diamond
Name: Cole Diamond, CEO

RIOT BLOCKCHAIN, INC.

By: /s/Chris Ensey
Name: Chris Ensey, Interim CEO

RIOTX HOLDINGS, INC

By:    /s/ Chris Ensey
Name: Chris Ensey, Interim CEO

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